EXHIBIT 10.3

Freddie Mac Loan No. 504187775
Property Name: Parkview in Frisco

MULTIFAMILY NOTE
(CME)

MULTISTATE – ADJUSTABLE RATE

(Revised 10-24-2013)

US $20,000,000.00	Effective Date: February 5, 2014

FOR VALUE RECEIVED, WATERMARK PARKVIEW OWNER, LLC, a Delaware limited liability company (together with such party’s or parties’ successors and assigns, “Borrower”), jointly and severally (if more than one), promises to pay to the order of CBRE CAPITAL MARKETS, INC., a Texas corporation, the principal sum of $20,000,000.00, with interest on the unpaid principal balance, as hereinafter provided.

1.    Defined Terms.

(a)    As used in this Note:

“Adjustable Interest Rate” means the variable annual interest rate calculated for each Interest Adjustment Period so as to equal the Index Rate for such Interest Adjustment Period (truncated at the 5th decimal place if necessary) plus the Margin. However, in no event will the Adjustable Interest Rate exceed the Capped Interest Rate.

“Amortization Period” means a period of 360 full consecutive calendar months.

“Base Recourse” means a portion of the Indebtedness equal to -0-% of the original principal balance of this Note.

“BBA” means the British Bankers Association.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which Lender or the national banking associations are not open for business.

“Capped Interest Rate” is not applicable; there is no Capped Interest Rate for the Loan.

“Default Rate” means a variable annual interest rate equal to 4 percentage points above the Adjustable Interest Rate in effect from time to time. However, at no time will the Default Rate exceed the Maximum Interest Rate.

“First Installment Due Date” means April 1, 2014.

“First Principal and Interest Installment Due Date” means April 1, 2017.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Index Rate” means, for any Interest Adjustment Period, the LIBOR Index Rate for such Interest Adjustment Period.

“Installment Due Date” means, for any monthly installment of interest-only or principal and interest, the date on which such monthly installment is due and payable pursuant to Section 3 of this Note.

“Interest Adjustment Period” means each successive one (1) calendar month period until the entire Indebtedness is paid in full, except that the first Interest Adjustment Period is the period from the date of this Note through February 28, 2014. Therefore, the second Interest Adjustment Period will be the period from March 1, 2014 through March 31, 2014, and so on until the entire Indebtedness is paid in full.

“Lender” means the holder from time to time of this Note.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index” means the BBA’s one (1) month LIBOR rate for United States Dollar deposits, as displayed on the LIBOR Index Page used to establish the LIBOR Index Rate.

“LIBOR Index Rate” means, for any Interest Adjustment Period after the first Interest Adjustment Period, the BBA’s LIBOR rate for the LIBOR Index released by the BBA most recently preceding the first day of such Interest Adjustment Period, as such LIBOR rate is displayed on the LIBOR Index Page. The LIBOR Index Rate for the first Interest Adjustment Period means the BBA’s LIBOR rate for the LIBOR Index released by the BBA most recently preceding the first day of the month in which the first Interest Adjustment Period begins, as such LIBOR rate is displayed on the LIBOR Index Page.

“LIBOR Index Page” is the Bloomberg L.P., page “BBAM”, or such other page for the LIBOR Index as may replace page BBAM on that service, or at the option of Lender (i) the applicable page for the LIBOR Index on another service which electronically transmits or displays BBA LIBOR rates, or (ii) any publication of

LIBOR rates available from the BBA. In the event the BBA ceases to set or publish a LIBOR rate/interest settlement rate for the LIBOR Index, Lender will designate an alternative index, and such alternative index will constitute the LIBOR Index Page.

“Loan” means the loan evidenced by this Note.

“Loan Agreement” means the Multifamily Loan and Security Agreement entered into by and between Borrower and Lender, effective as of the effective date of this Note, as amended, modified or supplemented from time to time.

“Lockout Period” is not applicable; there is no Lockout Period under this Note.

“Margin” means 3.04 percentage points (304 basis points).

“Maturity Date” means the earlier of (i) March 1, 2021 (“Scheduled Maturity Date”), and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy under any Loan Document; provided, however, that if the unpaid principal balance of this Note becomes due and payable by acceleration but such acceleration is rendered null and void and of no further force and effect by operation of law or agreement by Lender, such acceleration will have no effect on the Maturity Date.

“Maximum Interest Rate” means the rate of interest which results in the maximum amount of interest allowed by applicable law.

“Prepayment Premium Period” means the period during which, if a prepayment of principal occurs, a prepayment premium will be payable by Borrower to Lender. The Prepayment Premium Period is the period from and including the date of this Note until but not including the first day of the Window Period.

“Program Plus® Seller/Servicer” means a Seller/Servicer that has been approved by Freddie Mac as a Program Plus Seller/Servicer.

“Remaining Amortization Period” means, at any point in time, the number of consecutive calendar months equal to the number of months in the Amortization Period minus the number of scheduled monthly installments of principal and interest that have elapsed since the date of this Note.

“Security Instrument” means the multifamily mortgage, deed to secure debt or deed of trust effective as of the effective date of this Note, from Borrower to or for the benefit of Lender and securing this Note, as amended, modified or supplemented from time to time.

“Seller/Servicer” means an institution approved to sell multifamily mortgages to, or to service multifamily mortgages purchased by, Freddie Mac.

“Window Period” means the 3 consecutive calendar month period prior to the Scheduled Maturity Date.

(b)	Other capitalized terms used but not defined in this Note will have the meanings given to such terms in the Loan Agreement.

2.
Address for Payment. All payments due under this Note will be payable at P.O. Box 973788, Dallas, Texas 75397-3788, or such other place as may be designated by Notice to Borrower from or on behalf of Lender.

3.    Payments.

(a)	Interest will accrue on the outstanding principal balance of this Note at the Adjustable Interest Rate, subject to the provisions of Section 8 of this Note.

(b)
Interest under this Note will be computed, payable and allocated on the basis of an actual/360 interest calculation schedule (interest is payable for the actual number of days in each month, and each month’s interest is calculated by multiplying the unpaid principal amount of this Note as of the first day of the month for which interest is being calculated by the applicable Adjustable Interest Rate, dividing the product by 360, and multiplying the quotient by the number of days in the month for which interest is being calculated). For convenience in determining the amount of a monthly installment of principal and interest under this Note, Lender will use a 30/360 interest calculation payment schedule (each year is treated as consisting of twelve 30-day months). However, as provided above, the portion of the monthly installment actually payable as and allocated to interest will be based upon an actual/360 interest calculation schedule, and the amount of each installment attributable to principal and the amount attributable to interest will vary based upon the number of days in the month for which such installment is paid. Each monthly payment of principal and interest will first be applied to pay in full interest due, and the balance of the monthly payment paid by Borrower will be credited to principal.

(c)
Unless disbursement of principal is made by Lender to Borrower on the first day of a calendar month, interest for the period beginning on the date of disbursement and ending on and including the last day of such calendar month will be payable by Borrower simultaneously with the execution of this Note. If disbursement of principal is made by Lender to Borrower on the first day of a calendar month, then no payment will be due from Borrower at the time of the execution of this Note. The Installment Due Date for the first monthly installment payment under Section 3(d) of interest-only or principal and interest, as applicable, will be the First Installment Due Date set forth in Section 1(a) of this Note. Except as provided in this Section 3(c) and in Section 10, accrued interest will be payable in arrears.

(d)
(i)    Beginning on the First Installment Due Date, and continuing until and including the Installment Due Date immediately prior to the First Principal and Interest Installment Due Date, accrued interest-only will be payable by Borrower in consecutive monthly installments due and payable on the first day of each calendar month. The amount of the monthly installment of interest-only payable pursuant to this Section 3(d)(i) on an Installment Due Date will equal the product of (A) annual interest on the unpaid principal balance of this Note as of the first day of the Interest Adjustment Period immediately preceding the Installment Due Date at the Adjustable Interest Rate in effect for such Interest Adjustment Period, divided by 360, multiplied by (B) the number of days in such Interest Adjustment Period.

(ii)
Beginning on the First Principal and Interest Installment Due Date, and continuing until and including the monthly installment due on the Maturity Date, principal and accrued interest will be payable by Borrower in consecutive monthly installments due and payable on the first day of each calendar month. The amount of the monthly installment of principal and interest payable pursuant to this Section 3(d)(ii) on an Installment Due Date will be calculated so as to equal the monthly payment amount which would be payable on the Installment Due Date as if the unpaid principal balance of this Note as of the first day of the Interest Adjustment Period immediately preceding the Installment Due Date was to be fully amortized, together with interest thereon at the Adjustable Interest Rate in effect for such Interest Adjustment Period, in equal consecutive monthly payments paid on the first day of each calendar month over the Remaining Amortization Period.

(e)	All remaining Indebtedness, including all principal and interest, will be due and payable by Borrower on the Maturity Date.

(f)
Lender will provide Borrower with Notice, given in the manner specified in the Loan Agreement, of the amount of each monthly installment due under this Note. However, if Lender has not provided Borrower with prior notice of the monthly payment due on any Installment Due Date, then Borrower will pay on that Installment Due Date an amount equal to the monthly installment payment for which Borrower last received notice. If Lender at any time determines that Borrower has paid one or more monthly installments in an incorrect amount because of the operation of the preceding sentence, or because Lender has miscalculated the Adjustable Interest Rate or has otherwise miscalculated the amount of any monthly installment, then Lender will give notice to Borrower of such determination. If such determination discloses that Borrower has paid less than the full amount due for the period for which the determination was made, Borrower, within 30 calendar days after receipt of the notice from Lender, will pay to Lender the full amount of the deficiency. If such determination discloses that Borrower has paid more than the full amount due for the period for which the determination was made, then the amount of the overpayment will be credited to the next installment(s) of interest only or principal and interest, as applicable, due under this Note (or, if an Event of Default has occurred and is continuing, such overpayment will be credited against any amount owing by Borrower to Lender).

(g)	All payments under this Note must be made in immediately available U.S. funds.

(h)
Any regularly scheduled monthly installment of interest only or principal and interest payable pursuant to this Section 3 that is received by Lender before the date it is due will be deemed to have been received on the due date for the purpose of calculating interest due.

(i)
Any accrued interest remaining past due for 30 days or more, at Lender’s discretion, may be added to and become part of the unpaid principal balance of this Note and any reference to “accrued interest” will refer to accrued interest which has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents will bear interest at the applicable rate or rates specified in this Note and will be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of principal and interest.

(j)
In accordance with Section 16, interest charged under this Note cannot exceed the Maximum Interest Rate. If the Adjustable Interest Rate at any time exceeds the Maximum Interest Rate, resulting in the charging of interest hereunder to be limited to the Maximum Interest Rate, then any subsequent reduction in the Adjustable Interest Rate will not reduce the rate at which interest under this Note accrues below the Maximum Interest Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued had the Adjustable Interest Rate at all times been in effect.

4.
Application of Partial Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment will constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5.
Security. The Indebtedness is secured by, among other things, the Security Instrument, and reference is made to the Security Instrument and Loan Agreement for other rights of Lender as to collateral for the Indebtedness.

6.
Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, any prepayment premium payable under Section 10, and all other amounts payable under this Note and any other Loan Document, will at once become due and payable, at the option of Lender, without any prior notice to Borrower (except if notice is required by applicable law, then after such notice). Lender may exercise this option to accelerate regardless of any prior forbearance. For purposes of exercising such option, Lender will calculate the prepayment premium as if prepayment occurred on the date of acceleration. If prepayment occurs thereafter, Lender will recalculate the prepayment premium as of the actual prepayment date.

7.	Late Charge.

(a)
If any monthly installment of interest or principal and interest or other amount payable under this Note or under the Loan Agreement or any other Loan Document is not received in full by Lender within 10 days after the installment or other amount is due, counting from and including the date such installment or other amount is due (unless applicable law requires a longer period of time before a late charge may be imposed, in which event such longer period will be substituted), Borrower must pay to Lender, immediately and without demand by Lender, a late charge equal to 5% of such installment or other amount due (unless applicable law requires a lesser amount be charged, in which event such lesser amount will be substituted). If the Loan is not fully amortizing, the late charge will not be due on the final payment of principal owed on the Maturity Date if such payment is not timely made.

(b)
Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 8.

8.	Default Rate.

(a)
So long as (i) any monthly installment under this Note remains past due for 30 days or more or (ii) any other Event of Default has occurred and is continuing, then notwithstanding anything in Section 3 of this Note to the contrary, interest under this Note will accrue on the unpaid principal balance from the Installment Due Date of the first such unpaid monthly installment or the occurrence of such other Event of Default, as applicable, at the Default Rate.

(b)	From and after the Maturity Date, the unpaid principal balance will continue to bear interest at the Default Rate until and including the date on which the entire principal balance is paid in full.

(c)	Borrower acknowledges that (i) its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, (ii) during the time that any monthly installment under this Note is delinquent for 30 days or more, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities; and (iii) it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment under this Note is delinquent for 30 days or more or any other Event of Default has occurred and is continuing, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of the Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.

9.	Limits on Personal Liability.

(a)
Except as otherwise provided in this Section 9, Borrower will have no personal liability under this Note, the Loan Agreement or any other Loan Document for the repayment of the Indebtedness or for the performance of or compliance with any other obligations of Borrower under the Loan Documents and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such obligations will be Lender’s exercise of its rights and remedies with respect to the Mortgaged Property and to any other collateral held by Lender as security for the Indebtedness. This limitation on Borrower’s liability will not limit or impair Lender’s enforcement of its rights against any Guarantor of the Indebtedness or any Guarantor of any other obligations of Borrower.

(b)	Borrower will be personally liable to Lender for the amount of the Base Recourse, plus any other amounts for which Borrower has personal liability under this Section 9.

(c)
In addition to the Base Recourse, Borrower will be personally liable to Lender for the repayment of a further portion of the Indebtedness equal to any loss or damage suffered by Lender as a result of the occurrence of any of the following events:

(i)
Borrower fails to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3 of the Security Instrument and the amount of all security deposits collected by Borrower from tenants then in residence. However, Borrower will not be personally liable for any failure described in this Section 9(c)(i) if Borrower is unable to pay to Lender all Rents and security deposits as required by the Security Instrument because of a valid order issued in a bankruptcy, receivership, or similar judicial proceeding.

(ii)
Borrower fails to apply all Insurance proceeds and Condemnation proceeds as required by the Loan Agreement. However, Borrower will not be personally liable for any failure described in this Section 9(c)(ii) if Borrower is unable to apply Insurance or Condemnation proceeds as required by the Loan Agreement because of a valid order issued in a bankruptcy, receivership, or similar judicial proceeding.

(iii)	Either of the following occurs:

(A)    Borrower fails to deliver the statements, schedules and reports required by Section 6.07 of the Loan Agreement and Lender exercises its right to audit those statements, schedules and reports.

(B)    If an Event of Default has occurred and is continuing, Borrower fails to deliver all books and records relating to the Mortgaged Property or its operation in accordance with the provisions of Section 6.07 of the Loan Agreement.

(iv)
Borrower fails to pay when due in accordance with the terms of the Loan Agreement the amount of any item below marked “Deferred”; provided however, that if no item is marked “Deferred”, this Section 9(c)(iv) will be of no force or effect.

[Deferred]	Hazard Insurance premiums or other Insurance premiums,

[Collect]	Taxes or payments in lieu of taxes (PILOT)

[Deferred]	water and sewer charges (that could become a lien on the Mortgaged Property)

[N/A]	Ground Rents

[Deferred]	assessments or other charges (that could become a lien on the Mortgaged Property)

(v)	Borrower engages in any willful act of material waste of the Mortgaged Property.

(vi)
Borrower fails to comply with any provision of Section 6.13(a)(iii) through (xxvi) of the Loan Agreement or any SPE Equity Owner fails to comply with any provision of Section 6.13(b)(iii) through (v) of the Loan Agreement (subject to possible full recourse liability as set forth in Section 9(f)(ii)).

(vii)	Any of the following Transfers occurs:

(A)	Any Person that is not an Affiliate creates a mechanic’s lien or other involuntary lien or encumbrance against the Mortgaged Property and

Borrower has not complied with the provisions of the Loan Agreement.

(B)	A Transfer of property by devise, descent or operation of law occurs upon the death of a natural person and such Transfer does not meet the requirements set forth in the Loan Agreement.

(C)	Borrower grants an easement that does not meet the requirements set forth in the Loan Agreement.

(D)	Borrower executes a Lease that does not meet the requirements set forth in the Loan Agreement.

(d)	In addition to the Base Recourse, Borrower will be personally liable to Lender for all of the following:

(i)	Borrower will be personally liable for the performance of and compliance with all of Borrower’s obligations under Sections 6.12 and 10.02(b) of the Loan Agreement (relating to environmental matters).

(ii)	Borrower will be personally liable for the costs of any audit under Section 6.07 of the Loan Agreement.

(iii)
Borrower will be personally liable for any costs and expenses incurred by Lender in connection with the collection of any amount for which Borrower is personally liable under this Section 9, including Attorneys’ Fees and Costs and the costs of conducting any independent audit of Borrower’s books and records to determine the amount for which Borrower has personal liability.

(e)
All payments made by Borrower with respect to the Indebtedness and all amounts received by Lender from the enforcement of its rights under the Loan Agreement and the other Loan Documents will be applied first to the portion of the Indebtedness for which Borrower has no personal liability.

(f)	Notwithstanding the Base Recourse, Borrower will become personally liable to Lender for the repayment of all of the Indebtedness upon the occurrence of any of the following Events of Default:

(i)	Borrower fails to comply with Section 6.13(a)(i) or (ii) of the Loan Agreement or any SPE Equity Owner fails to comply with Section 6.13(b)(i) or (ii) of the Loan Agreement.

(ii)
Borrower fails to comply with any provision of Section 6.13(a)(iii) through (xxvi) of the Loan Agreement or any SPE Equity Owner fails to comply with any provision of Section 6.13(b)(iii) through (v) of the Loan Agreement and a court of competent jurisdiction holds or determines that such failure or combination of failures is the basis, in whole or in part, for the substantive consolidation of the assets and liabilities of Borrower or any SPE Equity Owner with the assets and liabilities of a debtor pursuant to Title 11 of the Bankruptcy Code.

(iii)
A Transfer that is an Event of Default under Section 7.02 of the Loan Agreement occurs other than a Transfer set forth in Section 9(c)(vii) above (for which Borrower will have personal liability for Lender’s loss or damage); provided, however, that Borrower will not have any personal liability for a Transfer consisting solely of the involuntary removal or involuntary withdrawal of a general partner in a limited partnership or a manager in a limited liability company).

(iv)
There was fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Indebtedness or there is fraud in connection with any request for any action or consent by Lender.

(v)	Borrower or any SPE Equity Owner voluntarily files for bankruptcy protection under the Bankruptcy Code.

(vi)
Borrower or any SPE Equity Owner voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(vii)
The Mortgaged Property or any part of the Mortgaged Property becomes an asset in a voluntary bankruptcy or becomes subject to any voluntary reorganization, receivership, insolvency proceeding, or other similar voluntary proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(viii)
An order of relief is entered against Borrower or any SPE Equity Owner pursuant to the Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a Related Party.

(ix)
An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against Borrower or any SPE Equity Owner (by a party other than Lender) but only if Borrower or such SPE Equity Owner has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to such proceeding. “Commercially reasonable efforts” will not require any direct or indirect interest holders in Borrower or any SPE Equity

Owner to contribute or cause the contribution of additional capital to Borrower or any SPE Equity Owner.

(g)	For purposes of Section 9(f), the term “Related Party” will include all of the following:

(i)    Borrower, any Guarantor or any SPE Equity Owner.

(ii)
Any Person that holds, directly or indirectly, any ownership interest (including any shareholder, member or partner) in Borrower, any Guarantor or any SPE Equity Owner or any Person that has a right to manage Borrower, any Guarantor or any SPE Equity Owner.

(iii)	Any Person in which Borrower, any Guarantor or any SPE Equity Owner has any ownership interest (direct or indirect) or right to manage.

(iv)	Any Person in which any partner, shareholder or member of Borrower, any Guarantor or any SPE Equity Owner has an ownership interest or right to manage.

(v)	Any Person in which any Person holding an interest in Borrower, any Guarantor or any SPE Equity Owner also has any ownership interest.

(vi)	Any creditor of Borrower that is related by blood, marriage or adoption to Borrower, any Guarantor or any SPE Equity Owner.

(vii)	Any creditor of Borrower that is related to any partner, shareholder or member of, or any other Person holding an interest in, Borrower, any Guarantor or any SPE Equity Owner.

(h)
If Borrower, Guarantor, any SPE Equity Owner or any Related Party has solicited creditors to initiate or participate in any proceeding referred to in Section 9(f), regardless of whether any of the creditors solicited actually initiates or participates in the proceeding, then such proceeding will be considered as having been initiated by a Related Party.

(i)
To the extent that Borrower has personal liability under this Section 9, Lender may, to the fullest extent permitted by applicable law, exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against Guarantor, or pursued any other rights available to Lender under this Note, the Loan Agreement, any other Loan Document or applicable law. To the fullest extent permitted by applicable law, in any action to enforce Borrower’s personal liability under this Section 9, Borrower waives any right to set off the value of the Mortgaged Property against such personal liability.

10.	Voluntary and Involuntary Prepayments.

(a)
Any receipt by Lender of principal due under this Note prior to the Maturity Date, other than principal required to be paid in monthly installments pursuant to Section 3, constitutes a prepayment of principal under this Note. Without limiting the foregoing, any application by Lender, prior to the Maturity Date, of any proceeds of collateral or other security to the repayment of any portion of the unpaid principal balance of this Note constitutes a prepayment under this Note.

(b)
Borrower may not voluntarily prepay any portion of the principal balance of this Note during the Lockout Period, if a Lockout Period is applicable to this Note. However, if any portion of the principal balance of this Note is prepaid during the Lockout Period by reason of the application by Lender of any proceeds of collateral or other security to any portion of the unpaid principal balance of this Note or following a determination that the prohibition on voluntary prepayments during the Lockout Period is in contravention of applicable law, then Borrower must also pay to Lender upon demand by Lender, a prepayment premium equal to 5% of the amount of principal being prepaid.

(c)
Following the end of the Lockout Period, Borrower may voluntarily prepay all of the unpaid principal balance of this Note on an Installment Due Date so long as Borrower designates the date for such prepayment in a Notice from Borrower to Lender given at least 30 days prior to the date of such prepayment. If an Installment Due Date (as defined in Section 1(a)) falls on a day which is not a Business Day, then with respect to payments made under this Section 10 only, the term “Installment Due Date” will mean the Business Day immediately preceding the scheduled Installment Due Date.

(d)
Notwithstanding Section 10(c), Borrower may voluntarily prepay all of the unpaid principal balance of this Note on a Business Day other than an Installment Due Date if Borrower provides Lender with the Notice set forth in Section 10(c) and meets the other requirements set forth in this Section 10(d). Borrower acknowledges that Lender has agreed that Borrower may prepay principal on a Business Day other than an Installment Due Date only because Lender will deem any prepayment received by Lender on any day other than an Installment Due Date to have been received on the Installment Due Date immediately following such prepayment and Borrower will be responsible for all interest that would have been due if the prepayment had actually been made on the Installment Due Date immediately following such prepayment.

(e)
Unless otherwise expressly provided in the Loan Documents, Borrower may not voluntarily prepay less than all of the unpaid principal balance of this Note. In order to voluntarily prepay all or any part of the principal of this Note, Borrower must also pay to Lender, together with the amount of principal being prepaid, (i) all accrued and unpaid interest due under this Note, plus (ii) all other sums due to Lender at the time of such prepayment, plus (iii) any prepayment premium calculated pursuant to Section 10(f).

(f)
Except as provided in Section 10(g), a prepayment premium will be due and payable by Borrower in connection with any prepayment of principal under this Note during the Prepayment Premium Period. The prepayment premium will be:

(i)	5.0% of the amount of principal being prepaid if the prepayment occurs prior to the 12th Installment Due Date under this Note; or

(ii)	4.0% of the amount of principal being prepaid if the prepayment occurs on or after the 12th Installment Due Date under this Note and prior to the 24th Installment Due Date under this Note; or

(iii)	3.0% of the amount of principal being prepaid if the prepayment occurs on or after the 24th Installment Due Date under this Note and prior to the 36th Installment Due Date under this Note; or

(iv)	2.0% of the amount of principal being prepaid if the prepayment occurs on or after the 36th Installment Due Date under this Note and prior to the 48th Installment Due Date under this Note; or

(v)	1.0% of the amount of principal being prepaid if the prepayment occurs on or after the 48th Installment Due Date under this Note.

(g)	Notwithstanding any other provision of this Section 10, no prepayment premium will be payable with respect to any of the following:

(i)	Any prepayment made during the Window Period.

(ii)	Any prepayment occurring as a result of the application of any Insurance proceeds or Condemnation award.

(iii)	Any prepayment required under the terms of the Loan Agreement in connection with a Condemnation proceeding.

(iv)
Any prepayment of the entire principal balance of this Note that occurs on or after the 60th Installment Due Date under this Note with the proceeds of a fixed interest rate mortgage loan that is the subject of a binding commitment for purchase between Freddie Mac and a Freddie Mac-approved Program Plusࣨ Seller/Servicer.

(h)	Unless Lender agrees otherwise in writing, a permitted or required prepayment of less than the unpaid principal balance of this Note will not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments.

(i)
Borrower recognizes that any prepayment of any of the unpaid principal balance of this Note, whether voluntary or involuntary or resulting from an Event of Default by Borrower, will result in Lender’s incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Borrower agrees to pay to Lender upon demand damages for the detriment caused by any prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth in this Note represents a reasonable estimate of the damages Lender will incur because of a prepayment. Borrower further acknowledges that any lockout and prepayment premium provisions of this Note are a material part of the consideration for the Loan, and that the terms of this Note are in other respects more favorable to Borrower as a result of the Borrower’s voluntary agreement to the prepayment premium provisions.

11.	INTENTIONALLY DELETED

12.	INTENTIONALLY DELETED

13.
Costs and Expenses. To the fullest extent allowed by applicable law, Borrower will pay all expenses and costs, including Attorneys’ Fees and Costs incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding. Borrower acknowledges and agrees that, in connection with each request by Borrower under this Note or any Loan Document, Borrower will pay all reasonable Attorneys’ Fees and Costs and expenses incurred by Lender, including any fees charged by the Rating Agencies, regardless of whether the matter is approved, denied or withdrawn.

14.
Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Loan Agreement, or any other Loan Document or otherwise afforded by applicable law, will not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, will not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Borrower’s obligations under this Note will not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

15.
Waivers. Borrower and all endorsers and Guarantors of this Note and all other third party obligors waive presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.

16.
Loan Charges (Texas Only). Borrower and Lender intend at all times to comply with the law of the State of Texas governing the Maximum Interest Rate or the maximum amount of interest payable on or in connection with this Note and the Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount payable under this Note or under any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or as a result of acceleration of the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by any applicable law, then Borrower and Lender expressly intend that all excess amounts collected by Lender will be applied to reduce the unpaid principal balance of this Note (or, if this Note has been or would thereby be paid in full, will be refunded to Borrower), and the provisions of this Note, the Loan Agreement and any other Loan Documents immediately will be deemed reformed and the amounts thereafter collectible under this Note or any other Loan Document reduced, without the necessity of the execution of any new documents, so as to comply with any applicable law, but so as to permit the recovery of the fullest amount otherwise payable under this Note or any other Loan Document. The right to accelerate the Maturity Date of this Note does not include the right to accelerate any interest, which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Indebtedness will, to the extent permitted by any applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note, the Loan Agreement or any other Loan Document that permits the compounding of interest, including any provision by which any accrued interest is added to the principal amount of this Note, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the Indebtedness will not exceed the amount calculated on a simple (i.e., non-compounded) interest basis at the maximum rate on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances and any advances made pursuant to the Loan Agreement or other Loan Documents (such as for the payment of Taxes, Insurance premiums and similar expenses or costs).

17.
Commercial Purpose. Borrower represents that Borrower is incurring the Indebtedness solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family, household, or agricultural purposes.

18.	Counting of Days. Any reference in this Note to a period of “days” means calendar days, not Business Days, except where otherwise specifically provided.

19.	Governing Law. This Note will be governed by the law of the Property Jurisdiction.

20.	Captions. The captions of the Sections of this Note are for convenience only and will be disregarded in construing this Note.

21.	Notices; Written Modifications.

(a)	All Notices, demands and other communications required or permitted to be given pursuant to this Note will be given in accordance with Section 11.03 of the Loan Agreement.

(b)
Any modification or amendment to this Note will be ineffective unless in writing signed by the party sought to be charged with such modification or amendment; provided, however, in the event of a Transfer under the terms of the Loan Agreement that requires Lender’s consent, any or some or all of the Modifications to Multifamily Note set forth in Exhibit A to this Note may be modified or rendered void by Lender at Lender’s option, by Notice to Borrower and the transferee, as a condition of Lender’s consent.

22.
Consent to Jurisdiction and Venue. Borrower agrees that any controversy arising under or in relation to this Note may be litigated in the Property Jurisdiction. The state and federal courts and authorities with jurisdiction in the Property Jurisdiction will have jurisdiction over all controversies that will arise under or in relation to this Note. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise. However, nothing in this Note is intended to limit any right that Lender may have to bring any suit, action or proceeding relating to matters arising under this Note in any court of any other jurisdiction.

23.
WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

24.	State-Specific Provisions. N/A.

25.    Attached Riders. The following Riders are attached to this Note:

RIDER TO MULTIFAMILY NOTE (CME AND PORTFOLIO) - SENIORS HOUSING (Revised 3-20-2012)

26.	Attached Exhibit. The following Exhibit, if marked with an “X” in the space provided, is attached to this Note:

|X|    Exhibit A     Modifications to Multifamily Note

IN WITNESS WHEREOF, and in consideration of the Lender’s agreement to lend Borrower the principal amount set forth above, Borrower has signed and delivered this Note or has caused this Note to be signed and delivered by its duly authorized representative.

BORROWER:        WATERMARK PARKVIEW OWNER, LLC,
a Delaware limited liability company

By: /s/ David Barnes
Name: David Barnes
Title: Authorized Signatory

46-4459315
Borrower’s Employer ID Number

Freddie Mac Loan No. 504187775
Property Name: Parkview in Frisco

The following endorsement is attached to that certain Multifamily Note executed by WATERMARK PARKVIEW OWNER, LLC, a Delaware limited liability company, in favor of the undersigned.

PAY TO THE ORDER OF ___________________________________________ WITHOUT RECOURSE, as of the 5th day of February, 2014.

CBRE CAPITAL MARKETS, INC.,
a Texas corporation

By:    /s/ Chelsea Cutler
Name: Chelsea Cutler
Title: Vice President

RIDER TO MULTIFAMILY NOTE
(CME AND PORTFOLIO)

SENIORS HOUSING

(Revised 3-20-2012)

The following changes are made to the Note which precedes this Rider:

A.	The following new subsections are added to Section 9(c):

(viii)
Borrower fails to cause the renewal, continuation, extension or maintenance of all Licenses required to legally operate the Mortgaged Property as a seniors housing Facility; provided however, the failure following an Event of Default to cause the transfer of a License to Lender, through no fault of Borrower, shall not be considered a recourse event under this subsection.

(ix)
Borrower fails upon and during the continuance of an Event of Default to cooperate, or Borrower otherwise intentionally interferes with, hinders or delays Lender (or its nominee or designee), in connection with the timely and orderly transfer of any and all Licenses.

~~B.~~ 	~~In Sections 11(j), 12(b), 12(c) and 12(d), all references to “Section 11.12” are modified to refer to “Section 12.12”.~~

[END OF RIDER]

EXHIBIT A

MODIFICATIONS TO MULTIFAMILY NOTE

The following modifications are made to the text of the Note that precedes this Exhibit:

1. The definition of “Loan Agreement” set forth in Section 1(a) is amended to read in its entirety as follows:

“Loan Agreement” means the ~~Multifamily~~ Seniors Housing Loan and Security Agreement entered into by and between Borrower and Lender, effective as of the effective date of this Note, as amended, modified or supplemented from time to time.

2. Section 9(c)(v) is amended to read in its entirety as follows:

(v)	Borrower engages in any willful act of material physical waste of the Mortgaged Property.

3. The following new subsection is added to Section 9(c):

(x)
There was an unintentional written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Indebtedness or any request for any action or consent by Lender.

4. Section 9(f)(iv) is amended to read in its entirety as follows:

(iv)
There was fraud or intentional written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower, in either case in connection with the application for or creation of the Indebtedness or there is fraud in connection with any request for any action or consent by Lender; provided that the presumption will be that any written material misrepresentation will be intentional and the burden of proof will be on the Borrower to show that there had been no intent.

5. Section 23 is amended to read in its entirety as follows:

23.
WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS

SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.